23.1


INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of BE Aerospace, Inc. on Form S-8, relating to the Amended and Restated 1994 Employee Stock Purchase Plan and the 1996 Stock Option Plan, of our report dated April 16, 1999, appearing in the Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended February 27, 1999.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP



Costa Mesa, California
February 16, 2000